Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of STORE Capital Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2015, with respect to the consolidated financial statements and schedules of STORE Capital Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

December 1, 2015